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EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 7, 2005	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2004 4TH QUARTER AND YEAR-END RESULTS

2004 Acquisitions Position Company to Pursue Leadership Position
In the Global Telecommunications OSS Sector

Revenue and Profitability In Guidance Ranges

        ENGLEWOOD, Colorado—Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today reported results for its fourth quarter and year ended December 31, 2004. The Company's revenue and profit were within the previously stated guidance range for the full year, which was exclusive of charges related to two acquisitions made during the fourth quarter of 2004.

        On October 15, 2004 Evolving Systems acquired Denver-based Telecom Software Enterprises, LLC (TSE), and on November 2, 2004 the Company acquired London, England-based Tertio Telecoms Ltd. Evolving Systems expects these acquisitions to nearly double the Company's revenue. Combined with the November 3, 2003 acquisition of Columbus, Ohio-based CMS Communications, Inc., Evolving Systems now has a larger customer base, a global platform, an enhanced product portfolio and the ability to offer a broader set of integrated software products and services to help carriers manage their costs and improve their operating efficiencies.

        "In 2004 we achieved our objectives of expanding our customer base, growing our product portfolio, strengthening our operations, and positioning the Company to pursue a leadership role in meeting the needs of major carriers worldwide," said Stephen Gartside, president and CEO. "We have significantly increased our growth capabilities both by extending the functionality of existing products and by acquiring new product offerings that support new markets. As a result of these achievements, Evolving Systems is better equipped to deliver sustainable value and profitable growth for our stockholders."

Fourth Quarter Results

        Net loss in the fourth quarter of 2004 was $169,000 versus net income of $435,000 in the same quarter last year. The 2004 fourth quarter net loss included approximately $522,000 in non-cash acquisition related net expenses compared with $363,000 in the fourth quarter of 2003. The Company recorded a deemed dividend for the non-cash beneficial conversion feature of $3.3 million in the fourth quarter associated with the issuance of preferred stock in connection with the Tertio acquisition. This deemed dividend reflects the in-the-money conversion value of the preferred stock as measured on the closing date of the acquisition. As a result, net loss available to common stockholders in the fourth quarter was $3.5 million, or $0.19 per basic and diluted share, as compared with net income available to common stockholders of $435,000, or $0.03 per basic and $0.02 per diluted share, in the fourth quarter a year ago.

        Fourth quarter 2004 revenue was $9.6 million, up sequentially from $5.7 million in the third quarter and $5.8 million in the comparable quarter last year. License fees and services revenue was $4.7 million, up 88% from year-ago levels, reflecting the contribution to revenue by Tertio and TSE products and services of $3.2 million. Customer support revenue increased 48% to $4.9 million from $3.3 million in the same quarter last year. Again, the increase was due primarily to revenue generated by Tertio and TSE products of $1.0 million and a full quarter of support revenue from the CMS acquisition compared with a partial quarter in 2003.

        Total costs of revenue and operating expenses increased to $9.9 million in the fourth quarter from $5.4 million in the fourth quarter last year due primarily to higher operating costs from the acquired Tertio business. Costs of license fees and services increased in the fourth quarter to $2.9 million from $828,000 in the same quarter last year due primarily to costs from the acquired entities which were partially offset by savings of approximately $400,000 related to the Company's successful launch of its offshore development subsidiary, Evolving Systems Networks India. Costs of customer support remained essentially flat, quarter over quarter, as savings from the Company's offshore development operation offset the higher costs from the acquired entities. Sales and marketing increased over year-ago levels due to increases in employee and travel costs from the acquired entities and the launch of a global sales and marketing effort. General and administrative expenses increased significantly as a result of the additional costs from Tertio, plus employee retention costs of approximately $230,000. In addition, general and administrative costs were impacted by expenses associated with the Company's yearlong merger and acquisition initiative, which included certain professional and legal expenses. Product development costs declined from $819,000 to $183,000 in the fourth quarter because the majority of the costs from this area were directly charged to customer engagements and, therefore, were recorded as cost of license fees and services. Product development expense also included a $90,000 write-off of in-process R&D related to the Tertio acquisition during the fourth quarter of 2004, compared with a $233,000 in-process R&D write-off in the fourth quarter of 2003 related to the CMS acquisition. Amortization costs increased to $1.0 million from $130,000 in the same quarter last year, representing the additional amortization of acquired intangibles from the Tertio and TSE acquisitions.

Year End Results

        For the year ended December 31, 2004, the Company reported net income of $424,000 as compared with $6.9 million for 2003. The Company had non-cash acquisition related net expenses of $1.2 million for the year ended 2004 versus $363,000 for the year ended 2003. Including the $3.3 million deemed dividend for the non-cash beneficial conversion feature of the preferred stock, the Company reported a net loss available to common stockholders of $2.9 million, or $0.18 per basic and diluted share, versus net income available to common stockholders of $6.9 million, or $0.48 per basic and $0.43 per diluted share.

        Full year revenue was $26.3 million, down from $28.0 million in 2003. License fees and services revenue fell to $11.1 million versus $14.6 million a year ago, a decline that was partially offset by an increase in customer support revenue to $15.3 million from $13.4 million. The decline in license fees and services revenue was largely attributable to the effects of consolidation in the industry, which caused carriers to postpone purchasing decisions, and to smaller numbering solution license sales.

        Total costs of revenue and operating expenses increased by approximately $5.2 million in 2004 over 2003. This increase came primarily from the additional costs associated with the operations of Tertio and higher amortization charges from acquired intangibles. Costs of license fees and services as well as costs of customer support increased in 2004 due primarily to costs from acquired entities. These increases were partially offset by approximately $1.1 million in savings from the transition from subcontractors to Evolving Systems' lower cost offshore development facility. Sales and marketing expenses increased due to costs from acquired entities as well as a full year of CMS expenses. General and administrative expenses increased for the same reasons described in the fourth quarter results plus higher professional fees for merger and acquisition activity and efforts to implement certain requirements of Sarbanes-Oxley. Product development costs declined because development teams were focused on customer specific revenue generating projects rather than general R&D efforts. The increase in amortization expense was attributable to a full year's amortization from the CMS acquisition plus increased amortization from intangibles acquired from Tertio and TSE in the fourth quarter of 2004.

        Evolving Systems closed the fourth quarter with cash and cash equivalents of $11.4 million, down from $18.0 million at 2003 year-end and $20.7 million in the third quarter due primarily to the use of cash in connection with the acquisitions of Tertio and TSE. Specifically, the Company made approximately $14.2 million in Tertio- and TSE-related payments in the fourth quarter. Total assets increased to $86.5 million at year end from $41.7 million in 2003. This net increase is directly related to the Tertio and TSE acquisitions, which added approximately $30.7 million in goodwill and $16.1 million in intangible assets, including customer relationships, technology and backlog.

        The Company incurred an increase in liabilities due primarily to the addition of $16.4 million in long-term liabilities, including increases of $11.8 million in notes payable and $4.6 million in deferred foreign income taxes in connection with the Tertio acquisition; an increase of $14.2 million in current liabilities, including increases of $7.9 million in accounts payable and accrued liabilities, $4.9 million in current portion of long-term obligations and $1.1 million in unearned revenue. In addition, the Company issued preferred stock valued at $11.3 million in the Tertio transaction.

        The Company had a working capital deficit at year-end of $3.3 million. This figure includes $13.1 million in unearned revenue, which includes the Company's profit margin, historically in the range of 50%. The Company believes its cash balances and its ability to generate cash from its operations are sufficient to fund operations through the next 12 months. The Company may seek additional funds to support its working capital needs through some form of additional financing.

        The Company booked $9.3 million in new orders in the fourth quarter, including $3.7 million in licenses and services and $5.6 million in customer support. Backlog at December 31, 2004 was $12.5 million, consisting of $8.0 million in customer support and $4.5 in license fees and services. This compares with backlog of $11.0 million at year end 2003, consisting of $3.4 million in license fees and services and $7.6 million in customer support.

CEO Comments and Business Update

        "Over the past three years Evolving Systems has successfully executed on a plan to position the Company for profitable growth," Gartside said. "In 2002 we implemented a new solutions model that leveraged our onshore/offshore development capabilities and focused on restoring profitability. In 2003 we continued our progress by focusing on operations and execution, resulting in wins in the LNP segment and a foundation for more growth. Most recently, in 2004, we further strengthened our business and broadened our Company through disciplined organic and acquisitive growth initiatives. The Company has completed three acquisitions over a 12-month period and is focused on building one integrated global OSS software business.

        "As a result of these efforts," Gartside added, "we have transformed Evolving Systems from a company with one principal product line sold exclusively in the United States, to a company with a broad product set and services capability, an expanded customer base and a worldwide presence. Our product lines and investment strategy now include a focus on Service Activation—solutions to activate new, complex bundles of voice, data and content services; Mediation and Assurance—solutions to help carriers optimize network efficiencies, lower operational costs and increase revenue; and Numbering Solutions that help carriers effectively manage telephone numbers, including local number portability requirements, monitoring and testing. Today we have products and solutions installed in more than 55 carrier networks in 37 countries. Those installations are supported by more than 260 dedicated individuals in operations centers located in the U.S., Europe and the Far East."

Outlook

        In 2005 Evolving Systems expects to grow from its newly expanded product lines and market reach, and achieve revenue in the range of $48.0 million to $51.0 million with modest profitability before non-cash charges related to the Company's three acquisitions and the potential impact of stock options expensing in 2005. In the first half of 2005 the Company will be integrating Tertio's operations and will be focused on cash generation as a major initiative. The Company has cash obligations in the first half of 2005 related to its acquisitions and integration efforts of approximately $9 million. Revenue and profits are expected to be stronger in the second half than in the first half of 2005. In 2006 the Company expects growth from organic activity alone to be able to sustain 10-12% top line growth and increased profitability resulting from the benefits of fully integrating the 2004 acquisitions of both Tertio and TSE.

Conference Call

        Evolving Systems will conduct its conference call on March 7 at 2:15 p.m. MT

  •
  Call 1-800-219-6110 for domestic toll free

  •
  Call 303-262-2190 for Denver and international

  •
  Conference I.D. number is 11024474.

  •
  Telephone replay through March 21, 2005 at 800-405-2236 or 303-590-3000, passcode 11024474#.

  •
  Webcast, go to www.evolving.com. Replay available through April 2, 2005.

About Evolving Systems®

        Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 37 countries worldwide. Its portfolio includes market-leading solutions for Service Activation, Mediation & Assurance and Numbering Solutions. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, Italy, India and Malaysia. Further information at www.evolving.com.

CAUTIONARY STATEMENT

        This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the impact of the Company's recent acquisitions, growth, margins and future profitability, future business, revenue and expense projections, cash-generating initiatives, the integration of acquisitions, whether the Company's products meet the needs of its customers, whether the Company will become a worldwide leader, the Company's ability to deliver value to its stockholders, the Company's ability to obtain additional financing and the impact of the Indian subsidiary, are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

        For a more extensive discussion of Evolving Systems' business, please refer to the Company's Form 10-K filed with the SEC on March 24, 2004 as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	212.880.5315
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)
Revenue:
License fees and services	$4,662	$2,472	$11,074	$14,605
Customer support	4,914	3,323	15,268	13,368

Total revenue	9,576	5,795	26,342	27,973

Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,863	828	5,866	5,149
Costs of customer support excluding depreciation and amortization	1,785	1,796	7,070	6,197
Sales and marketing	1,633	831	4,412	2,940
General and administrative	2,116	752	5,085	3,494
Product development	182	819	1,066	2,043
Depreciation	341	264	1,152	1,182
Amortization*	1,021	130	1,667	130
Restructuring	(15)	(47)	(15)	(9)

Total costs of revenue and operating expenses	9,926	5,373	26,303	21,126

Income (loss) from operations	(350)	422	39	6,847
Other income (expense)	(129)	54	87	191

Income (loss) before income taxes	(479)	476	126	7,038
Provision for (benefit from) income taxes	(310)	41	(298)	167

Net income (loss)	$(169)	$435	$424	$6,871

Deemed dividend for beneficial conversion feature of Series B preferred stock	3,306	—	3,306	—

Net income (loss) available to common stockholders	$(3,475)	$435	$(2,882)	$6,871

Basic income (loss) per common share	$(0.19)	$0.03	$(0.18)	$0.48

Diluted income (loss) per common share	$(0.19)	$0.02	$(0.18)	$0.43

Weighted average basic shares outstanding	17,840	15,229	16,355	14,205
Weighted average diluted shares outstanding	17,840	17,890	16,355	16,139

*
Due to the significant increase in intangible amortization resulting from the acquisitions of CMS, Tertio and TSE, Evolving Systems is now separately stating amortization on its statements of operations. As a result, the Company has reclassified prior period presentations of amortization to conform with the current period's presentation.

Consolidated Balance Sheets
(In thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,386	$17,999
Current portion of restricted cash	100	100
Contract receivables, net	11,296	9,292
Unbilled work-in-progress	1,323	622
Prepaid and other current assets	1,832	868

Total current assets	25,937	28,881
Property and equipment, net	2,563	1,579
Intangible assets, net	19,993	3,845
Goodwill	37,698	6,996
Restricted cash	300	400

Total assets	$86,491	$41,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$4,911	$29
Accounts payable and accrued liabilities	10,918	3,044
Deferred foreign income taxes	368	—
Unearned revenue	13,083	11,972

Total current liabilities	29,280	15,045
Long-term liabilities:
Long-term obligations	125	183
Notes payable	11,849	—
Deferred foreign income taxes	4,642	—

Total liabilities	45,896	15,228
Preferred stock	11,281	—
Stockholders' equity:
Common stock	16	16
Additional paid-in capital	67,765	67,342
Other comprehensive income	1,994	—
Accumulated deficit	(40,461)	(40,885)

Total stockholders' equity	29,314	26,473

Total liabilities and stockholders' equity	$86,491	$41,701

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EVOLVING SYSTEMS REPORTS 2004 4TH QUARTER AND YEAR-END RESULTS